Exhibit (d)(j)(3)
PACIFIC SELECT FUND
AMENDMENT NO. 2 TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreement (the “Agreement”) made the 1st day of December, 2005, as amended to date, by and among Pacific Life Fund Advisors LLC (“Investment Adviser”), a Delaware limited liability company, ClearBridge Advisors, LLC, (“Portfolio Manager”), a Delaware limited partnership and Pacific Select Fund, a Massachusetts business trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made effective the 1st day of May, 2007.
     In consideration of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.
1. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the following: (see attached Exhibit A)
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane Guon

Name:	Howard T. Hirakawa	Name:	Jane Guon

Title:	Vice President	Title:	Assistant Secretary
CLEARBRIDGE ADVISORS, LLC.

By:	/s/ Terrence Murphy	By:	/s/ Michael Magee

Name:	Terrence Murphy	Name:	Michael Magee

Title:	Managing Director, CAO	Title: Director – Business MGT
PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa

Title:	Vice President

Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2007
     Portfolio:       Large-Cap Value Portfolio
     The Investment Adviser will pay to the Portfolio Manager a monthly fee based on:
(a) The annual percentage of the combined average daily net assets of the Large-Cap Value Portfolio and the PL Large-Cap Value Fund of Pacific Life Funds according to the following schedule:

Rate%	Break Point (assets)
0.45%	On the first $100 million
0.40%	On the next $100 million
0.35%	On the next $200 million
0.30%	On the next $350 million
0.25%	On the next $250 million
0.20%	On the excess
(b) The ratio of the Large-Cap Value Portfolio’s average daily net assets over the combined assets of the Large-Cap Value Portfolio and the PL Large-Cap Value Fund.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.